UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/07/2006

GSI COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-16611

Delaware	04-2958132
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

935 First Avenue
King of Prussia, PA 19406
(Address of principal executive offices, including zip code)

610-491-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On August 7, 2006, GSI Commerce, Inc. ("GSI" or the "Company") and Mr. Robert Blyskal, President and Chief Operating Officer, entered into an agreement (the "Agreement") with respect to his retirement from GSI on October 6, 2006 (the "Separation Date"). Material terms of the Agreement include:

-        A lump sum payment of $112,500, which is equal to 3 months base salary;

-        A bonus payment of $84,375, which is equal to 25% of Mr. Blyskal's bonus target for 2006;
-        Reimbursement of health care coverage for Mr. Blyskal and his family for the lesser of twelve months after the Separation Date or until he obtains other health care coverage;
-        Assumption by GSI of the payments due for the lease of Mr. Blyskal's apartment in King of Prussia, Pennsylvania;
-        Immediate full vesting of Mr. Blyskal's restricted stock unit awards granted on April 6, 2005 and March 7, 2006 totaling 39,126 shares;
-        The extension of the post-termination exercise period to October 6, 2007 for the following grants, provided that the expense recognized by GSI related to the extensions does not exceed $100,000:
    -        the 100,000 vested shares under Mr. Blyskal's May 24, 2004 option grant; and
    -        the 85,000 vested shares under Mr. Blyskal's April 6, 2005 option grant.

Mr. Blyskal will be subject to the following obligations:

-        Noncompetition for one year

-        Nonsolicitation of GSI's employees, customers and partners
-        Nondisclosure of confidential and/or proprietary information
-        Cooperation with matters related to the performance of his former duties
-        Release and waiver of claims

The foregoing summary is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed as an exhibit to this report.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

See Item 1.01 - Entry into a Material Definitive Agreement above.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

Date: August 08, 2006	By:	/s/ Michael G. Rubin
Michael G. Rubin
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Letter Agreement between GSI Commerce, Inc. and Mr. Robert Blyskal dated August 7, 2006